Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136988) under the Securities Act of 1933 of Inter Parfums, Inc. and subsidiaries of (i) our report dated March 12, 2013 on the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related statements of income, changes in shareholders’ equity, comprehensive income, cash flows and Schedule II for each of the years in the three-year period ended December 31, 2012 and (ii) to our report dated March 12, 2013 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2012. Each report appears in the December 31, 2012 Annual Report on Form 10-K of Inter Parfums, Inc.

/s/ WeiserMazars LLP

WeiserMazars LLP

New York, New York

March 12, 2013